EXHIBIT 10.2

WAIVER AGREEMENT

THIS WAIVER AGREEMENT (this “Waiver” or this “First Amendment to Credit Agreement”) is made as of the 22nd day of September, 2009 by and among LOJACK CORPORATION (“LoJack”), the Canadian Borrowers and Foreign Borrowers listed on Schedule 1 to the Credit Agreement referred to below (collectively with LoJack, the “Borrowers”), the U.S. Guarantors and Canadian Guarantors listed on the signature pages hereof (collectively, the “Guarantors”), the Revolving Credit Lenders, the Term Loan Lenders and the Canadian Lenders listed on the signature pages hereof (each, a Lender, and collectively, the “RequiredLenders”), RBS CITIZENS, NATIONAL ASSOCIATION (successor by merger to Citizens Bank of Massachusetts), as Administrative Agent and Issuing Bank for itself and each of the other Lenders (the “Agent”), and ROYAL BANK OF CANADA, as the Canadian Lender.  Capitalized terms used herein without definition shall have the respective meaning assigned to such terms in the Credit Agreement

RECITALS

WHEREAS, Borrowers, Guarantors, the Lenders and Agent are party to that certain Multicurrency Revolving Credit and Term Loan Agreement, dated as of July 20, 2007 (as the same may be amended and in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders have extended credit to Borrowers on the terms set forth therein;

WHEREAS, the Borrowers and Guarantors are entering into a settlement agreement (the “Settlement Agreement”) on or about the date hereof to settle the Kington Proceedings as defined on Exhibit A hereto;

WHEREAS, the Borrower and Guarantors have requested that the Agent and the Required Lenders waive certain specified defaults or Events of Default that may arise under the Credit Agreement by reason of the Settlement Agreement; and the Agent and the Required Lenders are willing to agree to such a waiver, conditioned on the agreements and covenants contained in this Waiver Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Definitions.  Capitalized terms used herein are defined on Exhibit A hereto or, if not defined thereon, shall have the definitions given in the Credit Agreement.

2.  Waiver.  Subject to and conditioned upon the other terms, conditions and covenants contained herein, the Required Lenders hereby agree to waive any Specified Defaults that now exist or may hereafter arise solely on account of the payment or proposed payment by the Borrowers of the Settlement Amount.  For the avoidance of doubt, a breach of a financial covenant due to the payment by the Borrowers of the Settlement Amount shall be deemed a Specified Default only if the Borrowers otherwise would have been in compliance with the financial covenant absent the payment or proposed payment of the Settlement Amount.

3.      Conditions Precedent.  The Agent’s and the Lenders’ agreements contained herein are conditioned upon the following conditions precedent and conditions subsequent.  Upon the Required Lenders’ reasonable determination that a breach of any of the conditions set forth below has occurred, the waivers contained in Section 2 shall automatically terminate (the earliest such event to occur, the “Termination Date”).

(a)  Borrowers shall either (i) enter into a restructured Credit Agreement with certain of the Lenders that is acceptable to all Lenders or (ii) obtain refinancing of the Credit Agreement from third party institutions, in either case on or before December 30, 2009; and provided, however, that for the avoidance of doubt, regardless of any determination by the Required Lenders, the conditions specified in this clause (a) will not be deemed to be satisfied except upon the agreement of all Lenders;

(b)  Borrowers shall provide and maintain the Cash Collateral described below, which shall be held by the Agent in a blocked account pursuant to this Agreement and the Pledge Agreement;

(c)  Borrowers executing and delivering (i) this Waiver Agreement, and (ii) a Pledge Agreement (the “Pledge Agreement”), and Borrowers delivering the Cash Collateral to the Agent, which the Agent acknowledges having received;

(d)  Borrowers shall pay (i) the Waiver Fee described below, (ii) the Agent’s legal expenses previously incurred for the period from March 1, 2009 through September 17, 2009 (as reflected in invoices from the Agent’s counsel dated May 20, 2009 and September 18, 2009), and (iii) all other reasonable costs and expenses of the Agent;

(e)  The form of the Settlement Agreement executed by the Borrowers shall not differ from the form previously reviewed by the Agent;

(f)  The cash amount payable pursuant to the Settlement Agreement will not exceed $22,250,000, which shall include (i) a cash settlement payment of not more than $18,250,000, which shall be in full satisfaction of all liabilities or other obligations of the Borrowers and the Guarantors arising out of or related to the disputes relating to the Kington Proceedings, and (ii) not more than $4,000,000 of associated costs and expenses of the Borrowers and the Guarantors, including legal fees related to the Kington Proceedings;

(g)  The Borrowers shall have paid the full amount required by the Settlement Agreement.

(h)  No Default or Event of Default (other than the Specified Defaults waived herein) shall occur; and

(i)  This Waiver Agreement shall be executed by Lenders constituting the Required Lenders.

4.  Cash Collateral.  Borrowers shall provide to the Lenders cash collateral in an amount equal to the Dollar Equivalent of the Outstanding Amount of the Loans, L/C Obligations and Bankers’ Acceptances, and will provide additional cash collateral from time to time as necessary to meet the requirements of this section (the foregoing, the “Cash Collateral”).  Within two Business Days’ written notice by the Agent, the Borrowers will deposit additional Cash Collateral from time to time to the extent necessary to cover currency fluctuations between the

U.S. Dollar and the Canadian Dollar so that the amount of the Cash Collateral will be sufficient to cover those Loans, L/C Obligations and Bankers’ Acceptances that are denominated in Canadian Dollars.  The Cash Collateral will be wired by the Borrowers to the Agent to be held in a blocked account for the benefit of the Lenders.  The Termination Date will constitute an “Event of Default” under the Pledge Agreement, and the Agent shall thereupon apply the Cash Collateral to the payment of the Obligations for the benefit of the Lenders without any further action by the Required Lenders or the Borrowers or notice to the Borrowers.  Upon occurrence of the Termination Date, the Commitments and the Credit Agreement shall automatically terminate, except that nothing herein shall terminate or otherwise impair those expense reimbursement, indemnification or other provisions of the Credit Agreement and the other Loan Documents which by their express terms survive the repayment of the Loans and termination of the Commitments.

5.  Waiver Fee.  As a condition to the waiver contained herein, the Borrowers will pay to the Agent for the account of the consenting Lenders a waiver fee equal to 25 basis points on the amount of the Outstanding Amount of all Loans, L/C Obligations, the face amount of all Bankers’ Acceptances, and all other Obligations outstanding under the Credit Agreement.

6.  Covenants.  The Borrowers and the Guarantors, jointly and severally, covenant as follows:

(a)  Principal and Interest Payments.  Prior to the Termination Date, the Borrowers will continue to make regularly scheduled payments of principal and interest as and when required by the Credit Agreement.

(b)  No Loans or Advances.  Prior to the Termination Date, the Lenders will not make any further Loans or other advances under the Credit Agreement, issue any new Letters of Credit, or renew existing Letters of Credit, provided, however, that the Lenders will renew existing Letters of Credit to the extent that the Borrowers continues to maintain sufficient Cash Collateral covering all L/C Obligations, in addition to the Borrowers’ other Obligations.

(c)  Pricing.  Prior to the Termination Date, the Loans, L/C Obligations, Bankers’ Acceptances, and any other Obligations owing under the Credit Agreement will bear interest at a rate equal to the applicable rate or Applicable Margin, as the case may be, for such Loan, L/C Obligation, Banker’s Acceptance or other Obligation plus two percentage points (2.0%).  By way of clarification, for the fiscal quarter ending June 30, 2009, the Applicable Margin for Eurodollar Rate Loans, CDOR Rate Loans, Libor Loans or Bankers’ Acceptances is Level III, with an Applicable Margin of 0.750%.  Effective from the date hereof, such Applicable Margin will be increased to 2.750%.  For the fiscal quarter ending December 31, 2009, the Applicable Margin will be as determined pursuant to the Credit Agreement, plus two percentage points (2.0%).

(d)  Costs and Expenses.  All reasonable costs and expenses of the Agent and the Lenders, including the reasonable legal fees of the Agent incurred after September 17, 2009, will be reimbursable by the Borrowers to the Agent as such costs are incurred but in any event no later than the Termination Date.

(e)  Cure of Certain Defaults.  In the event that the financial statements to be delivered by the Borrowers pursuant to the Credit Agreement reflect or will reflect a Default or Event of Default other than the Specified Defaults waived hereunder, then, upon the Borrowers’ written request, the Agent agrees to use such amount of the Cash Collateral as is requested by the Borrowers to pay down the outstanding Loans or other Obligations of the Borrowers to the extent requested by the Borrowers in writing.  The

Agent and the Required Lenders agree that any such paydown of the Obligations may be reflected on a pro forma basis in the applicable financial statements for purposes of determining whether the Borrowers were in compliance with their financial covenants for such fiscal quarter and, if so compliant on a pro forma basis by reason of such payment, no Event of Default will be deemed to have occurred in respect of such financial covenant(s).

7.  Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)  Definition of Loan Documents.  The definition of “Loan Documents” is hereby amended to include this Waiver Agreement and the Pledge Agreement.

(b)  Restrictions on Borrowings.  Section 9.1 is hereby amended by (i) deleting the period at the end of Section 9.1(i) and replacing it with a semi-colon and the word “and” and (ii) inserting a new clause (j) as follows:

“(j)  indebtedness of the Borrowers incurred in connection with Liens permitted by Section 9.2(h).”

(c)  Restrictions on Liens.  Section 9.2 is hereby amended by (i) deleting the period at the end of Section 9.2(g) and replacing it with a semi-colon and the word “and” and (ii) inserting a new clause (h) as follows:

“(h)  letters of credit from third parties that are not Lenders hereunder, cash collateral securing such letters of credit and similar third-party financing transactions and cash collateral supporting such financing transactions that are entered into by the Borrowers in the ordinary course.”

8.  Conditional Nature of Waivers; Waivers Following Termination Date.  The waivers contained herein are conditional in nature and subject to the terms and conditions set forth herein, and shall terminate and be of no further force or effect upon occurrence of the Termination Date.  Upon the occurrence of the Termination Date, all Specified Defaults will be reinstated and, upon such occurrence, the Agent and the Lenders shall have all of the rights under and pursuant to the Credit Agreement, the other Loan Documents and under law, including without limitation Article 12 and Section 14.1 of the Credit Agreement, with respect to all Specified Defaults.  Upon the occurrence of the Termination Date, the Agent is authorized, without any further notice to or act by the Borrowers or the Guarantors, to apply all Cash Collateral to the satisfaction of the Obligations for the benefit of the Lenders.

Nothing herein shall act to waive any Defaults or Events of Default other than the Specified Defaults.

Neither the failure or delay by the Agent or any Lender to exercise any of its rights or remedies, nor the acceptance at any time by the Agent or any Lender of any payments from the Borrowers, nor any provision of this Agreement, shall operate to amend, modify, waive, release or limit the Agent’s or any Lender’s rights and remedies or the Borrowers’ or Guarantors’ obligations under the Credit Agreement or the other Loan Documents, except that the Lender agrees to forbear from exercising its rights and remedies to the extent and on the terms and conditions specifically provided in this Agreement.

Any extension of the Termination Date, and any waivers, if any, made by the Lenders following the Termination Date, shall require the consent of each Lender, not the Required Lenders, and the Credit Agreement is hereby deemed amended to the extent necessary to reflect this provision.

9.  Representations and Warranties.  Each of the Borrowers and Guarantors hereby represents and warrants to the Agent and the Lenders as follows:

Each Borrower and Guarantor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by the Borrowers and the Guarantors and does not contravene any law, rule or regulation applicable to any Borrower or Guarantor or any of the terms of such party’s charter documents, operating agreement or by-laws or any other indenture, agreement or undertaking to which any Borrower or Guarantor is a party.  The Borrowers’ and Guarantors’

obligations contained in this Agreement and the Pledge Agreement, taken together with their obligations under the Credit Agreement and all related documents, constitute legal, valid and binding obligations enforceable against the Borrowers and the Guarantors  in accordance with their respective terms.

10.  Release and Indemnification by Borrowers and Guarantors.  Each of the Borrowers and the Guarantors hereby releases, acquits and forever discharges the Agent and each Lender and its subsidiaries, affiliates, officers, directors, agents, employees, servants, attorneys and representatives (collectively, the "Released Bank Parties") from any and all claims, demands, debts, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, rights of offset and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, which any Borrower or Guarantor ever had, now has, or might hereafter have against the Released Bank Parties, jointly or severally, for or by reason or any matter, cause or thing whatsoever occurring on or prior to the date of this Agreement.  In addition, the Borrowers and the Guarantors agree not to commence, join in, prosecute or participate in any suit or other proceeding in a position which is adverse to any of the Released Bank Parties arising directly or indirectly from any of the foregoing matters.  The Borrower agrees to hold the Lender harmless from and against any and all liabilities, claims, demands, costs and expenses (including, without limitation, reasonable attorneys' fees and litigation expenses), actions or causes of action, arising out of or relating to any breach of any covenant or agreement or the incorrectness or inaccuracy of any representation and warranty of the Borrower or any document delivered to the Lender by the Borrower or any other person on behalf of the Borrower pursuant to the terms of this Agreement.

11.  Further Assurances.  The Borrowers and the Guarantors agree to do, make, execute and deliver all such additional further acts, things, assurances and instruments as the Agent may reasonably require to carry into effect the provisions and intent of this Agreement.

12.  Miscellaneous.  This Waiver Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall take effect as a sealed instrument under such laws.  Except as expressly amended hereby, the Credit Agreement and the other Loan Documents are hereby ratified and confirmed and remain in full force and effect.  Except as expressly set forth herein, the Agent and the Lenders expressly reserve all of their rights under the Credit Agreement, the other Loan Documents and under law.

[signature pages follow on next page]

IN WITNESS WHEREOF, each of the undersigned has duly executed this First Amendment to Credit Agreement as of the date first set forth above.

LOJACK CORPORATION By: /s/ Ronald V. Waters Title: President and CEO
LOJACK EXCHANGECO CANADA INC. By: /s/ Richard T. Riley Title: President
RBS CITIZENS, NATIONAL ASSOCIATION (successor by merger to Citizens Bank of Massachusetts), as Administrative Agent, Issuing Bank and a Lender By: /s/ David Bugbee Title: Senior Vice President
JPMORGAN CHASE BANK, N.A., as a Lender By: /s/ Peter M. Killea Title: Vice President
ROYAL BANK OF CANADA, acting through its New York branch, as Revolving Credit Lender By: /s/ Dustin Craven Title: Attorney-in-Fact
[Signatures continued on next page]

SOVEREIGN BANK By: /s/ Greg Batsevitsky Title: Senior Vice President
JPMORGAN CHASE BANK, N.A., Toronto Branch By: /s/ Michael Tam Title: Senior Vice President
ROYAL BANK OF CANADA, as Term Lender and Canadian Lender By: /s/ Guy Rochette Title: Authorized Signatory

CONSENT OF GUARANTORS

LoJack Global LLC, LoJack Operating Company, L.P. and Boomerang Tracking Inc. (collectively, the “Guarantors”) have each guarantied certain indebtedness, obligations and liabilities of the Borrowers pursuant to Guarantees dated as of July 20, 2007 and delivered in connection with the Credit Agreement (collectively, the “Guarantees”).  By executing this consent, each Guarantor hereby absolutely and unconditionally reaffirms to Agent and the Lenders that its Guaranty remains in full force and effect.  In addition, each Guarantor hereby acknowledges and agrees to the terms and conditions of the foregoing First Amendment and of the Credit Agreement and the other Loan Documents as amended hereby (including, without limitation, the making of any representations and warranties and the performance of any covenants applicable to it herein or therein).

LOJACK GLOBAL LLC By: /s/ Richard T. Riley Title: President
LOJACK OPERATING COMPANY, L.P. By: LoJack Corporation Its: General Partner By: /s/ Ronald V. Waters Title: President and Chief Executive Officer
BOOMERANG TRACKING INC. By: /s/ Richard T. Riley Title: President

Definitions

Kington Proceedings.  The proceedings involving Kington Holdings Limited and its affiliates that are referenced in Note 12 (under the caption “China Related Litigation”) to the financial statements included in LoJack’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 and any disputes related thereto.

Pledge Agreement.  Defined in Section 3(c).

Settlement Agreement.  Defined in preamble.

Settlement Amount.  A cash amount not to exceed $22,250,000, which shall include a cash payment not to exceed $18,250,000 in settlement payments made on account of the Kington Proceedings, and up to $4,000,000 in legal fees and other costs of the Borrowers associated with the Kington Proceedings.

Specified Defaults.  The Defaults or Events of Default arising under any financial covenants of the Borrowers contained in the Credit Agreement and any financial statements of the Borrowers relating thereto (including without limitation the fiscal periods ending September 30, 2009 and December 31, 2009).

Termination Date.  Defined in Section 3.